Exhibit 99.1

Zynex Announces Adjustments to
2008 Quarterly Financial Statements
and Estimated 2008 Net Income

LITTLETON, Colo.  April 1, 2009  Zynex, Inc. (OTCBB: ZYXI), a provider of pain management systems and electrotherapy products for medical patients with functional disability, announces that the Board of Directors and Audit Committee of Zynex has concluded that Zynex’s unaudited financial statements for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, included in its quarterly reports, should be revised to reflect adjustments to Zynex’s allowance for provider discounts, accounts receivable and net revenue for such periods.  These quarterly adjustments were determined after an evaluation of adjustments identified in connection with the 2008 year-end closing and the audit of the 2008 financial statements.

Zynex will restate its unaudited financial statements for the first three quarters of 2008.  Zynex will include restated information regarding these quarters in its Annual Report on Form 10-K for the year ended December 31, 2008 or will amend its Quarterly Reports on Form 10-Q for the first three quarters of 2008.  Zynex believes that there will not be a restatement of 2007 financial statements.  Zynex intends to file its Annual Report on Form 10-K for the year ended December 31, 2008 as soon as practicable.

The adjustments identified in connection with the year-end closing and 2008 year-end audit result in a decrease in net accounts receivable and related net revenues of approximately $5.1 million as of and for the year ended December 31, 2008.  A substantial part of these adjustments applies to the first three quarters of 2008.  These adjustments are based on a re-evaluation of the estimated allowance for provider discounts that management believes should have been utilized in 2008.  The change in the provider discount rates is based on management’s analysis of business conditions, recent rates of collection and additional methodologies that the Company applied in estimating these rates at year end, which management believes are more accurate than previously applied rates during the quarterly periods in 2008.  Zynex’s allowance for provider discounts is recorded to account for the risk of non-payment arising from reimbursements from insurance providers that are less than amounts claimed, amounts subject to patients’ deductibles and benefit denials.

Zynex’s management estimates, that, after taking into account the unaudited impact of the adjustments, the results for the year ended December 31, 2008 will be approximately as follows:

Net Rental and Sales Revenue	$11,750,000
Income Before Taxes	$330,000
Net Income	$215,000

        The unaudited amounts presented above are subject to change until the 2008 financial statements are finalized.

Thomas Sandgaard, President and CEO of Zynex commented:  “Zynex’s business continues as usual, and we are working on improvements to our accounting estimates and our internal operations.  Doctors and patients continue to have a readiness to use our products, and our rental and sales of products continue at favorable levels.  The adjustments to our financial statements are to better recognize the current environment and collectability of accounts receivables.”

Because of the adjustments, the unaudited financial statements and press releases previously issued on results for the first three quarters of 2008 should not be relied upon.  Zynex’s management is developing new methodologies that it believes will identify changes in collections of accounts receivable and business conditions in order to make more accurate estimates of the allowance for provider discounts on a more timely basis.

Pursuant to terms of the revolving credit facility with Marquette Healthcare Finance, Zynex is to provide accurate financial statements prepared in accordance with generally accepted accounting principles to Marquette.  Representations and financial covenants on the subject may be breached by the proposed restatement of unaudited financial statements for the first three quarters of 2008.  In addition, Zynex believes that it will be in default in complying with one or more financial covenants, including an EBITDA covenant, as of December 31, 2008 and would also be in potential default under the covenants unless they are revised for 2009.  Management is discussing with Marquette a waiver or forbearance under the revolving credit facility regarding these defaults.  However, there is no assurance that Zynex will be able to maintain the credit facility in place or obtain the waiver or forbearance of Marquette.

About Zynex

Zynex, Inc. (founded in 1996) engineers, manufactures, markets and sells its own design of electrotherapy medical devices in two distinct markets: standard digital electrotherapy products for pain relief and pain management; and the NeuroMove(TM) for stroke and spinal cord injury (SCI) rehabilitation. Zynex's product lines are fully developed, FDA-cleared, commercially sold, and have been developed to uphold the Company's mission of improving the quality of life for patients suffering from impaired mobility due to stroke, spinal cord injury, or debilitating and chronic pain.

Safe Harbor Statement

Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain additional capital in order to grow our business, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, acceptance of our products by hospitals and clinicians, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force and other risks described in our 10-KSB Report for the year ended December 31, 2007 and our 10-Q Report for the quarter ended September 30, 2008.

Contact:

Zynex, Inc.
Thomas Sandgaard, CEO, 303-703-4906
www.zynexmed.com